UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.      )
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Anadys Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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ANADYS PHARMACEUTICALS, INC.
3115 MERRYFIELD ROW
SAN DIEGO, CALIFORNIA 92121
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 3, 2005
Dear Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Anadys Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The meeting will be held on Friday, June 3, 2005 at 9:00 a.m. local time at the Hilton La Jolla Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037 for the following purposes:

1. To elect two Class I directors to hold office until the 2008 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005.

3. To conduct any other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
      These items of business are more fully described in the Proxy Statement accompanying this Notice.
      The record date for the Annual Meeting is April 15, 2005. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Elizabeth E. Reed

Elizabeth E. Reed
Secretary
San Diego, California
April 26, 2005
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ANADYS PHARMACEUTICALS, INC.
3115 MERRYFIELD ROW
SAN DIEGO, CA 92121
PROXY STATEMENT
FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 3, 2005
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Anadys Pharmaceuticals, Inc. (sometimes referred to as the “Company” or “Anadys”) is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders (“the Annual Meeting”). You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
      The Company intends to mail this proxy statement and accompanying proxy card on or about May 3, 2005 to all stockholders of record entitled to vote at the annual meeting.
Who can vote at the annual meeting?
      Only stockholders of record at the close of business on April 15, 2005 will be entitled to vote at the annual meeting. On this record date, there were approximately 22,360,892 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
      If on April 15, 2005 your shares were registered directly in your name with Anadys’ transfer agent, EquiServe Trust Company N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
      If on April 15, 2005 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
      There are two matters scheduled for a vote:

•	Election of two Class I directors to hold office until the 2008 Annual Meeting of Stockholders; and

•	Ratification of the selection Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005.

How do I vote?
      You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For any other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are explained below:

Stockholder of Record: Shares Registered in Your Name
      If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
      If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Anadys. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
      On each matter to be voted upon, you have one vote for each share of common stock you own as of April 15, 2005.
What if I return a proxy card but do not make specific choices?
      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the two nominees for director and “For” the ratification of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
      Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Anadys’ Secretary at 3115 Merryfield Row, San Diego, California, 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
      If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
      To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 3, 2006, to Anadys’ Secretary at 3115 Merryfield Row, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no earlier than the close of business on February 3, 2006 nor later than the close of business on March 3, 2006, unless the date of the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after June 3, 2006, the anniversary of this year’s meeting, in which case notice must be delivered not earlier than the close of business on the 120th day prior to next year’s annual meeting and not later than the close of business on the later of the 90th day prior to next year’s annual meeting or the 10th day following the day on which Anadys first publicly announces the date of next year’s meeting.
How are votes counted?
      Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For”, “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
      If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.
How many votes are needed to approve each proposal?

•	For the election of directors, the two Class I nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?
      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 22,360,892 shares outstanding and entitled to vote. Thus 11,180,446 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.
      Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
      Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2005.
Proposal 1
Election of Class I Directors
      Our Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.
      Our Board of Directors is presently composed of nine members. The Board of Directors has determined that Drs. Cohen, Fisherman, Karabelas, Papadopoulos, Scangos and Williams and Mr. Fotiadis and Mr. Holtzman, which members constitute a majority of the Board of Directors, are independent (as independence is currently defined by the listing standards of the Nasdaq Stock Market). There are three directors in Class I, the class whose term of office expires in 2005, of which two have been nominated for re-election, Mr. Holtzman and Dr. Xanthopoulos. Dr. Cohen has decided not to stand for re-election in 2005. Because of Dr. Cohen’s decision not to stand for re-election, there will be fewer nominees for director than positions available in the class of directors whose term in office expires in 2005. Proxies may only be selected for the number of nominees named below and may not be voted for a greater number of persons. As a result of Dr. Cohen’s decision not to stand for re-election, the Board of Directors has decided to reduce the size of the Board of Directors from nine to eight members effective as of the 2005 Annual Meeting. Each of the nominees for election to this class is currently a director of the Company who was appointed by our Board of Directors. If elected at the Annual Meeting, each of the nominees would serve until the 2008 Annual Meeting of Stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal.
      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve.

      Set forth below is biographical information for each person nominated, each person whose term of office as a director will continue after the Annual Meeting, and each person not standing for re-election.
Class I Nominees for Election for a Three-Year Term Expiring at the 2008 Annual Meeting of Stockholders
      Steven H. Holtzman, age 52, joined our board of directors in August 2004. Mr. Holtzman is a founder and the current President and Chief Executive Officer of Infinity Pharmaceuticals, Inc., a cancer drug discovery company. Mr. Holtzman previously was the Chief Business Officer of Millennium Pharmaceuticals, Inc., a biopharmaceutical company, from 1994-2001, the founder and Executive Vice President of DNX Corporation, from 1986 to 1994, the founding Executive Director of the Ohio Edison Program in the early 1980’s, and an instructor in moral philosophy and the philosophy of language at Corpus Christi College, Oxford University, U.K in the late 1970’s. Mr. Holtzman both co-founded and served as the Co-Chair of the Biotechnology Industry Organization (BIO) Bioethics Committee from 1995 to 2000 and served as a Member of the National Bioethics Advisory Commission from 1996 to 2001. Mr. Holtzman currently serves as a member of the board of directors of Archemix Corp., a biopharmaceutical company. Mr. Holtzman is a Trustee of the Hastings Center of Bioethics and the Berklee College of Music. Mr. Holtzman received his B.A. in Philosophy from Michigan State University and his B.Phil graduate degree in Philosophy from Oxford University, which he attended as a Rhodes Scholar.
      Kleanthis G. Xanthopoulos, Ph.D, age 47, has served as our President and Chief Executive Officer and as a Director since May 2000. From 1997 to 2000 he held a variety of positions at Aurora Biosciences Corporation (acquired by Vertex Pharmaceuticals, Inc. in 2001), including Vice President, Genomics & Molecular Biology. Dr. Xanthopoulos was a Section Head of the National Human Genome Research Institute at The National Institutes of Health. Dr. Xanthopoulos was a Postdoctoral Research Fellow at the Rockefeller University from 1987 to 1990 and an Associate Professor of Molecular Biology at the Karolinska Nobel Medical Institute, Sweden from 1991 to 1995. Dr. Xanthopoulos is also a member of the board of directors of Odyssey Thera, Inc., a biopharmaceutical company, and BIOCOM, Southern California’s life science industry association. An Onassis Scholar, Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and received both his M.Sc. in Microbiology and Ph.D. in Molecular Biology from the University of Stockholm, Sweden.
The Board of Directors Recommends a Vote in Favor of Each Named Nominee.
Class I Director Not Standing for Re-election
      Charles M. Cohen, Ph.D., age 54, has served as a member of our board of directors since May 2000. Since May 2003, Dr. Cohen has been a partner at Advent International, a global private equity and venture capital firm. Currently Dr. Cohen is the Chairman, Supervisory Board of Cellzome AG, a biopharmaceutical company. From 2000 to 2002, Dr. Cohen was the Chief Executive Officer of Cellzome AG. Before this, Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982 and was a director and its Chief Executive Officer from 1985 to 1995. Dr. Cohen serves on the board of directors of several companies including Exelixis, Inc., a genomics-based drug discovery company, Xenon Genetics, Inc., a drug discovery and development company, Cellzome AG, AlgoRx Pharmaceuticals, Inc., a private, development-stage pain management company and Archemix Corp., a biopharmaceutical company. Dr. Cohen has been the Chief Executive Officer of several companies. Dr. Cohen received his Ph.D. from New York University School of Medicine.
Class II Directors Continuing in Office Until the 2006 Annual Meeting of Stockholders
      Jason S. Fisherman, M.D., age 48, has served as our Chairman of the board of directors since July 2000 and as a member of our board of directors since March 1996. Dr. Fisherman is a Managing Director at Advent International, a global private equity and venture capital firm where he specializes in biotechnology and emerging pharmaceutical investments. From 1991 to 1994, Dr. Fisherman served as Senior Director of

Medical Research for Enzon, Inc., a biopharmaceutical company, and previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman is currently a director of several private healthcare companies. Dr. Fisherman received his M.D. from the University of Pennsylvania and his M.B.A. from Wharton.
      Marios Fotiadis, age 31, has served as a member of our board of directors since September 2002. From September 2002 to November 2003, Mr. Fotiadis served as the designee of SG Capital Partners L.L.C., a global venture capital firm, to our board of directors. Since November 2003, Mr. Fotiadis has served as an independent director. Mr. Fotiadis joined SG Capital Partners in 1999 and oversaw its portfolio in life sciences, which consisted of over $70 million of invested capital. Mr. Fotiadis is currently a Venture Partner at Advent International, a global private equity and venture capital firm. Prior to 1999, Mr. Fotiadis was an investment banker focusing on mergers and acquisitions transactions with SG Cowen, an entity related to SG Capital Partners. Mr. Fotiadis holds a B.S.B.A. degree cum laude in Business Administration from the Daniels College of Business at the University of Denver and an M.B.A. from Columbia University.
      Argeris N. (“Jerry”) Karabelas, Ph.D., age 52, has served as a member of our board of directors since June 2002. Since January 2002, Dr. Karabelas has been a Partner at Care Capital, a life-sciences investment firm. Dr. Karabelas was Head of Healthcare and CEO of worldwide Pharmaceuticals for Novartis AG, a pharmaceutical and consumer health group, from 1998 until July 2000. Prior to joining Novartis, Dr. Karabelas was Executive Vice President of SmithKline Beecham, a pharmaceutical and health care company responsible for US and European operations, Regulatory, and Strategic Marketing and the Founder and Chairman of the Novartis Bio Venture Fund from July 2000 until December 2001. Dr. Karabelas holds a Ph.D. in pharmacokinetics from the Massachusetts College of Pharmacy, where he also taught as a Professor. Dr. Karabelas formerly served on the Scientific Advisory Council of the Massachusetts General Hospital, the Visiting Committee for Health Sciences and Technology at MIT, and is currently a director of SkyePharma Plc, a drug discovery company. Dr. Karabelas also serves as director and Chairman of the Board of: Human Genome Sciences, a biopharmaceutical company; Inotek, a development stage pharmaceutical company; NitroMed, a pharmaceutical company; Renovo, a biopharmaceutical company; Vanda, a drug development company; and Acura Pharmaceuticals, a pharmaceutical technology development company. In addition, Dr. Karabelas serves as the Chairman of the Scientific Advisory Board of EpiGenesis, a biopharmaceutical company.
Class III Directors Continuing in Office Until the 2007 Annual Meeting of Stockholders
      Stelios Papadopoulos, Ph.D., age 56, has served as a member of our board of directors since May 2000. Dr. Papadopoulos is a Vice Chairman of SG Cowen Securities Corporation, a global venture capital firm, and has been an investment banker at SG Cowen focusing on the biotechnology and pharmaceutical sectors since 2000. Dr. Papadopoulos was an investment banker at PaineWebber Incorporated from 1987 to 2000, most recently serving as Chairman of Paine Webber Development Corp, a brokerage firm and investment bank and a Paine Webber subsidiary focusing on biotechnology. Prior to joining PaineWebber Incorporated in 1987, Dr. Papadopoulos was a Vice President in the Equity Research Department of Drexel Burnham Lambert, an investment bank, covering the biotechnology industry and prior to that a biotechnology analyst at Donaldson, Lufkin & Jenrette, an integrated investment and merchant bank. Before coming to Wall Street, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. Dr. Papadopoulos continues his affiliation with New York University Medical Center as an Adjunct Associate Professor of Cell Biology. Dr. Papadopoulos holds a Ph.D. in biophysics and an M.B.A. in finance, both from New York University. Dr. Papadopoulos is co-founder and Chairman of the board of directors of Exelixis, Inc., a genomics-based drug discovery company, co-founder and member of the Board of Directors of Cellzome Inc., a biopharmaceutical company, as well as a director of GenVec, Inc., a biopharmaceutical company, BG Medicine, Inc., a drug development company, and Structural GenomiX, Inc., a biotechnology company focused on the discovery and development. In the non-profit sector, Dr. Papadopoulos is co-founder and Chairman of Fondation Santé, a private charitable foundation.
      George A. Scangos, Ph.D., age 56, has served as a member of our board of directors since October 2003. Since 1996, Dr. Scangos has been President and Chief Executive Officer of Exelixis, Inc, a genomics-based drug discovery company. From 1993 to 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a global health care enterprise. At Bayer, Dr. Scangos held several positions, including Senior Vice President of Research and Development for Bayer’s pharmaceutical division and then President of Bayer Biotechnology. Prior to Bayer, Dr. Scangos was on the faculty of The Johns Hopkins University where he now holds an appointment as Adjunct Professor of Biology. Dr. Scangos serves on the Board of Visitors at the University of California, San Francisco School of Pharmacy, the Board of Overseers at the University of California, Davis Medical School and the boards of directors at Entelos, Inc., a biopharmaceutical company, and Exelixis. Dr. Scangos holds a Ph.D. in Microbiology from the University of Massachusetts and was a Jane Coffin Childs Postdoctoral Fellow in the laboratory of Dr. Frank Ruddle at Yale University.
      Douglas E. Williams, Ph.D., age 47, joined our board of directors in August 2004. Since 2004, Dr. Williams has served as Chief Scientific Officer and Executive Vice President of ZymoGenetics, Inc, a biopharmaceutical company. Prior to joining ZymoGenetics, Dr. Williams served as Chief Scientific Officer and Executive Vice President, Research and Development of Seattle Genetics, a drug discovery and development company from 2003 to 2004. From 2002 to 2003, Dr. Williams served as Head of Health and Strategic Development for Genesis Research and Development, an Auckland, New Zealand based biotechnology Company. Previously, Dr. Williams served as Senior Vice President, Washington Site Leader and member of the Executive Committee for Amgen, Inc., a global biotechnology company, following Amgen’s acquisition of Immunex Corp., where he served from 1988 to 2002, most recently as Executive Vice President, Chief Technology Officer and a member of Immunex’s Board of Directors. Dr. Williams serves on the Board of Directors of Array Biopharma, Inc., a biopharmaceutical company, and is also a member of the Scientific Advisory Board of Symphony Capital, a financial planning firm in New York. Dr. Williams holds a B.S. magna cum laude in Biological Sciences from the University of Massachusetts, Lowell, and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Division.
Meetings of the Board of Directors
      During the year ended December 31, 2004, our Board of Directors held five in person meetings and nine telephonic meetings. As required under applicable listing standards of the Nasdaq Stock Market, during the year ended December 31, 2004, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Our Board of Directors has an Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee.
      During the year ended December 31, 2004, all of our directors attended at least 75% or more of the total meetings of the Board of Directors and of the committees on which they served that were held during the period for which they were a director or committee member, respectively.
      The Board of Directors does not have a formal policy with respect to the attendance of members of the Board of Directors at the annual meetings of stockholders of the Company. We completed our initial public offering in March 2004 and this 2005 Annual Meeting will be our first Annual Meeting of Stockholders.
      Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
      The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines on behalf of the Board of Directors the engagement of the independent registered public accounting firm; determines on behalf of the Board of Directors whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the engagement of the independent registered public accounting firm to perform any proposed permissible services; monitors the rotation of partners of the independent registered public accounting firm on the Company engagement team as required by law; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statement reviews; and has the specific responsibilities and authority necessary to comply with the listing standards of the Nasdaq Stock Market applicable to audit committees. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials.
      During 2004, the Audit Committee was comprised of three independent directors: initially, Dr. Fisherman, Mr. Fotiadis and Dr. Scangos. In September 2004, the membership of the Audit Committee was changed to consist of Mssrs. Fotiadis and Holtzman and Dr. Scangos. The Board of Directors has determined that all members of the Audit Committee were independent in 2004 and currently are independent (as independence is currently defined by the rules of the Nasdaq Stock Market and Rule 10A-3(b)(1) of the Exchange Act). The Board of Directors has also determined that Mr. Holtzman is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Audit Committee met (5) five times during the year ended December 31, 2004. See “Report of the Audit Committee” below.
Compensation Committee
      The Compensation Committee is responsible to act on behalf of the Board of Directors in fulfilling the Board of Directors’ responsibilities to oversee the Company’s compensation policies, plans and programs, to review and determine the compensation of the executive officers and directors of the Company, and establish and review general policies relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. The Compensation Committee is currently composed of three directors: Drs. Cohen, Fisherman and Karabelas. The Board of Directors intends to replace Dr. Cohen’s position on the Compensation Committee following the Annual Meeting. The Compensation Committee met (4) four times during the year ended December 31, 2004 and acted throughout the year by written consent to approve stock option grants. All members of the Compensation Committee are independent (as independence is currently defined by Rule 4200(a)(15) of the Nasdaq Listing Standards).
Corporate Governance and Nominating Committee
      The purpose of the Corporate Governance and Nominating Committee is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board of Directors; make recommendations to the Board of Directors regarding corporate governance issues; identify, review and evaluate candidates to serve as directors of the Company; serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; recommend such candidates to the Board of Directors and make such other recommendations to the Board of Directors regarding affairs relating to the directors of the Company, including director compensation. The current members of the Corporate Governance and Nominating Committee are Drs. Scangos and Karabelas. Both members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined by Rule 4200(a)(15) of the Nasdaq listing standards). The Corporate Governance and Nominating Committee was established in December 2003 and acted informally during 2004. The Corporate Governance and Nominating Committee has adopted a written charter, which is available on our website at www.anadyspharma.com.
      Because Anadys is an emerging company with rapidly evolving and expanding research and clinical programs, the Board of Directors does not believe that it is appropriate to adopt, and the Corporate Governance and Nominating Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board of Directors. Instead, in considering candidates for director, the Corporate Governance and Nominating Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company and the candidate’s demonstrated character and judgment. Candidates for director will be reviewed in the context of the existing membership of the Board of Directors (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders. The Corporate Governance and Nominating Committee generally will evaluate and consider all candidates recommended by directors, officers and stockholders. The Corporate Governance and Nominating Committee intends to consider stockholders recommendations for directors using the same criteria as potential nominees recommended by the members of the Corporate Governance and Nominating Committee or others. During the year ended December 31, 2004, the Company engaged an executive search firm to assist the Committee in identifying and recruiting potential candidates for membership on the Board of Directors. Among other potential candidates, the search firm identified Steve Holtzman and Douglas E. Williams, Ph.D. each of whom were appointed to the Company’s Board of Directors during 2004 upon the recommendation of the Corporate Governance and Nominating Committee.
      The Corporate Governance and Nominating Committee has not received any recommended nominations from any of the Company’s stockholders in connection with the 2005 Annual Meeting. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee within the timeframe specified in the bylaws of the Company that is applicable to matters to be brought before an annual meeting of stockholders. Such communications should be sent to the following address: 3115 Merryfield Row; San Diego, CA 92121, attn: Corporate Governance and Nominating Committee of the Board of Directors. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.
Stockholder Communications With The Board Of Directors
      The Board of Directors believes that the Company has in place adequate current methods for receiving communications from its stockholders. Accordingly, the Board of Directors has not established a formal process for stockholders to send communications to the Board of Directors. However, the Corporate Governance and Nominating Committee of the Board of Directors will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board of Directors has become necessary or appropriate. Stockholders may send communications to the Board of Directors by mail at 3115 Merryfield Row; San Diego, CA 92121 by facsimile at (858) 527-1554 or by e-mail at boardofdirectors@anadyspharma.com, each of the foregoing sent “Attn: Board of Directors.”
Code Of Ethics
      The Company has adopted the Anadys Pharmaceuticals, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.anadyspharma.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Report of the Audit Committee of the Board of Directors(1)
      The Audit Committee of the Board of Directors (the “Audit Committee”) has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the Company’s annual financial statements. Anadys’ Audit Committee is made up solely of independent directors, as defined under the listing standards of the Nasdaq Stock Market and Rule 10A-3(b)(1) of the Exchange Act, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. A copy of the Audit Committee’s charter is attached as Appendix A to the proxy materials of which this report is a part.
      As stated above and described more fully in its charter, one of the primary purposes of the Audit Committee is to assist the Board of Directors in its general oversight of Anadys’ financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Anadys’ financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Anadys’ independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace Anadys’ independent registered public accounting firm.
      The Audit Committee has an annual agenda that includes reviewing Anadys’ financial statements, internal controls and audit matters. The Audit Committee meets each quarter with Ernst & Young LLP and management to review Anadys’ financial results before the publication of Anadys’ quarterly earnings press releases. The Audit Committee also meets annually with Ernst & Young LLP and management to review Anadys’ annual financial results before the publication of Anadys’ annual earnings press release. Management’s and independent registered public accounting firm’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent registered public accounting firm. The Audit Committee also meets periodically to review the Company’s progress towards compliance with Section 404 of the Sarbanes-Oxley Act. In addition, the Audit Committee generally oversees Anadys’ internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by Anadys regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Anadys employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.
      Among other matters, the Audit Committee monitors the activities and performance of Anadys’ independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. Anadys’ independent registered public accounting firm has provided the Audit Committee with the written disclosures and letters required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discusses with the independent registered public accounting firm and management that firm’s independence.
      In accordance with the Sarbanes-Oxley Act, all services to be provided by Ernst & Young LLP are subject to pre-approval by the Audit Committee. This includes audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full Committee for a particular category or group of services, subject to a specific amount. In other cases, the Chairman of the Audit Committee, who has been delegated authority from the Committee to pre-approve additional services, provides such pre-approval and then communicates this to the full Audit Committee at its next scheduled meeting. The Sarbanes-Oxley Act prohibits an issuer from obtaining certain non-audit services from its auditing firm so as to avoid certain potential

      1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

conflicts of interest; Anadys has not in recent years obtained any of these services from Ernst & Young LLP, and Anadys is able to obtain such services from other service providers at competitive rates. See “Ratification of Selection of Independent Registered Public Accounting Firm” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2004 and 2003.
      The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2004 with management and the independent registered public accounting firm; management represented to the Audit Committee that Anadys’ consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America; and the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Anady’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Anady’s financial statements. In reliance on these views and discussions, and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in Anadys’ Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.
      The audit committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 and has presented their selection to the Board of Directors to present to the stockholders for ratification.

Respectfully submitted,

The Audit Committee of the Board of Directors

Marios Fotiadis
Steven H. Holtzman(2)
George A Scangos, Ph.D.
Proposal 2
Ratification Of Selection Of Independent Registered Public Accounting Firm
      The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
      Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      2 Mr. Holtzman was elected to replace Dr. Fisherman as a member of the Audit Committee effective September 30, 2004.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Independent Registered Public Accounting Firm — Fees
      The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2004 and 2003, by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Fiscal Year
	Ended
	December 31,

	2004	2003

	(In thousands)
Audit Fees	$398	$264
Audit-related Fees	—	—
Tax Fees	58	13
All Other Fees	—	—

Total Fees	$456	$277

      Tax fees for 2004 related to preparation for the Company’s state and federal income tax filings for 2003, a California Sales and Use Tax engagement, and an engagement to review the implications of Section 382 of the Internal Revenue Code of 1986. Tax fees for 2003 related to preparation for Anadys Pharmaceuticals Inc.’s state and federal income tax filings for 2002.
      All of the fees described above for fiscal year 2004 were pre-approved by the Audit Committee subsequent to the Company’s initial public offering on March 26, 2004.
Pre-Approval Policies and Procedures.
      The Audit Committee pre-approves all audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has not adopted a formal written policy for the pre-approval of audit and non-audit services, but generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services, and other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. Pre-approval of services may also be provided by Mr. Fotiadis, the Chairman of the Audit committee, who has been delegated such authority and then communicates the details of the pre-approval to the full Audit Committee at its next scheduled meeting.
      The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is comparable with maintaining the registered public accounting firm independence.
The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

Executive Officers
      The following table sets forth certain information regarding our executive officers as of April 26, 2005:

Name	Age	Position

Kleanthis G. Xanthopoulos, Ph.D	47	President and Chief Executive Officer
Stephen T. Worland, Ph.D.	47	Executive Vice President, Research and Development
Michael J. Kamdar	38	Senior Vice President, Corporate Development and Finance
Devron R. Averett, Ph.D	55	Chief Scientific Officer
Elizabeth E. Reed, J.D.	34	Senior Director, Legal Affairs and Secretary
Mary Yaroshevsky-Glanville	41	Senior Director, Human Capital
      Kleanthis G. Xanthopoulos, Ph.D. has served as our President and Chief Executive Officer and as a Director since May 2000. From 1997 to 2000 he held a variety of positions at Aurora Biosciences Corporation (acquired by Vertex Pharmaceuticals, Inc. in 2001), including Vice President, Genomics & Molecular Biology. Dr. Xanthopoulos was a Section Head of the National Human Genome Research Institute at The National Institutes of Health. Dr. Xanthopoulos was a Postdoctoral Research Fellow at the Rockefeller University from 1987 to 1990 and an Associate Professor of Molecular Biology at the Karolinska Nobel Medical Institute, Sweden from 1991 to 1995. Dr. Xanthopoulos is also a member of the board of directors of Odyssey Thera, Inc., a biopharmaceutical company, and BIOCOM, Southern California’s life science industry association. An Onassis Scholar, Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and received both his M.Sc. in Microbiology and Ph.D. in Molecular Biology from the University of Stockholm, Sweden.
      Stephen T. Worland, Ph.D. joined the company as our Chief Scientific Officer in 2001, and was promoted to Executive Vice President, Head of Research and Development in October 2004. From 1999 to 2001 he was Vice President, Head of Antiviral Research, at Agouron Pharmaceuticals, a Pfizer Company. Dr. Worland was at Agouron from 1988 through the acquisition of Agouron by Warner-Lambert in 1999, where he held various positions and responsibilities that culminated with his assumption of global responsibility for anti-infective strategy as Vice President for Warner-Lambert. At Agouron, Warner-Lambert and Pfizer, Dr. Worland led teams responsible for discovery and clinical development in the areas of HIV, HCV and Rhinovirus. Dr. Worland was a National Institutes of Health Postdoctoral Fellow in Molecular Biology at Harvard University from 1985 to 1988. Dr. Worland received his B.S. in Biological Chemistry from the University of Michigan and his Ph.D. in Chemistry from the University of California, Berkeley.
      Michael J. Kamdar has served as our Senior Vice President, Corporate Development and Finance since February 2004. Previously, Mr. Kamdar served as our Vice President, Corporate Development and Strategy with responsibility for business development, investor relations, global market planning and corporate communications since August 2001. From 2000 to 2001, Mr. Kamdar was Senior Director, Business Development at Agouron Pharmaceuticals, a Pfizer Company. Mr. Kamdar was at Agouron from 1994 through 2001, including through the acquisition of Agouron by Warner-Lambert in 1999. Mr. Kamdar held various business development positions and responsibilities at Agouron that culminated with his assumption of global responsibility for corporate partnering, in-licensing, technology acquisition and strategic alliance efforts in the anti-infective, oncology and opthomology therapeutic areas. Prior to Agouron, Mr. Kamdar held various product management and new product planning positions for Hybritech, Inc., an Eli Lilly Company, and Centocor Inc. Mr. Kamdar received his B.S. in Biology from St. Joseph’s University and his M.B.A. from Villanova University.
      Devron R. Averett, Ph.D. joined the company as Senior Vice President, Research, Development and Medical in 2000 and later served as Senior Vice President, Drug Development before he was promoted to Chief Scientific Officer in October 2004. From 1996 to 1999, Dr. Averett was Senior Vice President, Research and Development for Valeant Pharmaceuticals International (formerly known as ICN Pharmaceuticals, Inc.). Prior to this, Dr. Averett held a variety of positions of increasing responsibility at Glaxo Wellcome and Burroughs Wellcome Co., culminating in global leadership roles in discovery and clinical virology. Dr. Averett received his B.S. in Chemistry and M.S. in Microbiology from the University of Georgia and his Ph.D. in Microbiology and Immunology from the University of North Carolina.
      Elizabeth E. Reed, J.D. has served as our Senior Director, Legal Affairs since December 2002, and as our Corporate Secretary since January 2002. Ms. Reed joined the Company as our Director of Legal Affairs in October 2001. Prior to joining us, Ms. Reed was associated with the law firm of Cooley Godward LLP from 1998 to 2001. Prior to Cooley Godward, Ms. Reed was associated with the law firm of Brobeck, Phleger & Harrison LLP. Ms. Reed is a member of the State Bar of California and received her B.S. in Business Administration from the University of California, Berkeley and holds a J.D. from Harvard Law School.
      Mary Yaroshevsky-Glanville has served as our Senior Director, Human Capital since August 2002 and as our Director of Human Capital from April 2001 to August 2002. From 2000 to 2001, Ms. Yaroshevsky-Glanville served as Director of Human Resources at Inflazyme Inc. Previously, Ms. Yaroshevsky-Glanville served as Director of Human Resources at Inex Pharmaceuticals Corp. from 1995 to 2000 and as Manager, Human Resources and Office Administration from 1994 through 1995. Prior to joining Inex, Ms. Yaroshevsky-Glanville held personnel and human resources positions at HBC, Inc. Ms. Yaroshevsky-Glanville has a Human Resources Management Certificate from the British Columbia Institute of Technology, has received a Certified Human Resources Professional designation from the Human Resources Management Association, and holds a B.Sc. in Computer Information System Management from the DeVry Institute of Technology.
Security Ownership Of
Certain Beneficial Owners And Management
      The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2005 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all directors and executive officers of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership

Name and Address of Beneficial Owner	Number of Shares	Percent of Total

5% Stockholders
Entities related to HBM BioVentures AG(1)	2,720,255	12.2%
Zugerstrasse 50 6340 Baar Switzerland
Entities related to Maverick Capital, Ltd.(2)	2,108,200	9.4
300 Crescent Court 18th Floor Dallas, TX 75201
Entities related to SG Cowen & Co., LLC(3)	2,057,988	9.2
c/o SG Capital Partners L.L.C. 1221 Avenue of the Americas, 14th Floor New York, NY 10020
Entities related to Deerfield Management Co., L.P.(4)	1,415,600	6.3
780 3rd Avenue 37th Floor New York, NY 10017
Wellington Management Company, LLP(5)	1,281,400	5.7
75 State Street Boston, MA 02109
Entities related to Care Capital Investments II, LP(6)	1,238,770	5.5
47 Hulfish Street, Suite 310 Princeton, NJ 08542

	Beneficial Ownership

Name and Address of Beneficial Owner	Number of Shares	Percent of Total

Directors and Named Executive Officers
Kleanthis G. Xanthopoulos, Ph.D.(7)	427,774	1.9
Stephen T. Worland, Ph.D.(8)	191,932	*
Michael J. Kamdar(9)	82,270	*
Devron R. Averett, Ph.D.(10)	120,161	*
Elizabeth E. Reed(11)	21,900	*
Jason S. Fisherman, M.D.(12)	381,528	1.7
Stelios Papadopoulos, Ph.D.(13)	656,846	2.9
Marios Fotiadis(14)	6,944	*
Charles Cohen, Ph.D.(15)	617,327	2.8
Steven H. Holtzman(16)	5,555	*
Argeris N. (“Jerry”) Karabelas, Ph.D.(17)	1,128,770	5.0
George A. Scangos, Ph.D.(18)	8,353	*
Douglas E. Williams, Ph.D.(19)	8,055	*
All executive officers and directors as a group (14 persons)(20)	3,677,889	16.0%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	The information in the table and this note is derived from Schedule 13G/ A filed with the SEC on January 5, 2005. Includes 1,844,418 shares of common stock held by HBM BioVentures (Cayman) Ltd. HBM BioVentures (Cayman) Ltd. is a wholly owned subsidiary of HBM BioVentures AG. Includes 875,837 shares of common stock held by Biomedicine L.P. HBM BioVentures AG is the ultimate beneficiary of Biomedicine, L.P. Through its interests as sole shareholder in HBM BioVentures (Cayman) Ltd. and as ultimate beneficiary of Biomedicine, L.P., HBM BioVentures AG may be deemed to have the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 2,720,255 shares. There are no relationships between HBM BioVentures (Cayman) Ltd., on the one hand, and our officers and directors, on the other hand.

(2)	The information in the table and this note is derived from Schedule 13G filed with the SEC on February 14, 2005. Consists of 492,800 shares of common stock held by Maverick Fund USA, Ltd, 527,000 shares of common stock held by Maverick Fund II, Ltd, 1,070,400 shares of common stock held by Maverick Fund, L.D.C., 4,000 shares of common stock held by Maverick Neutral Fund, 7,000 shares of common stock held by Maverick Neutral Levered Fund, Ltd, and 7,000 shares of common stock held by Maverick Long Fund, Ltd. Maverick Capital, Ltd. has beneficial ownership of the shares held by Maverick Fund USA, Ltd., Maverick Fund II, Ltd., Maverick Fund, L.D.C., Maverick Neutral Fund, Ltd, Maverick Neutral Levered Fund, Ltd. and Maverick Long Fund, Ltd. through the investment discretion it exercises over these accounts. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd. Lee S Ainslie III is a manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations. There are no relationships between Maverick Capital Ltd., on the one hand, and our officers and directors, on the other hand.

(3)	The information in the table and this note is derived from Schedule 13G filed on behalf of SGC Partners I LLC, SG Merchant Banking Fund L.P., SG Capital Partners L.L.C., and SG Cowen & Co., LLC, formerly SG Cowen Securities Corporation, with the SEC on February 11, 2005. Includes 1,704,079 shares of common stock held of record by SGC Partners I LLC, 291,295 shares of common stock held of record by SG Cowen Ventures I, L.P., and 62,614 shares of common stock issuable upon exercise of a warrant held by SG Cowen & Co., LLC, an underwriter of our initial public offering. SGC Partners I LLC is a wholly-owned subsidiary of SG Merchant Banking Fund L.P. The general partner of SG Merchant Banking Fund L.P. is SG Capital Partners L.L.C. The managing member of SG Capital Partners L.L.C. is SG Cowen & Co., LLC. The general partner of SG Cowen Ventures I, L.P. is Societe Generale Investment Corporation and the investment committee of SG Cowen Ventures I, L.P. consists of employees of SG Cowen & Co., LLC. As a result of these relationships, SG Cowen Co.,

LLC may be deemed to have beneficial ownership of these shares. Excludes any shares of common stock that may be held by SG AM Alternative Investments S.A. SG Cowen Co., LLC is not deemed to beneficially own any shares held by SG AM Alternative Investments S.A.

(4)	The information in the table and this note is derived from Schedule 13G/ A filed with the SEC on February 2, 2005. Consists of 683,733 shares of common stock held by Deerfield Capital, L.P. and Deerfield Partners, L.P., 731,867 shares of common stock held by Deerfield Management Company, L.P. and Deerfield International Limited and 1,415,300 shares of common stock held by Arnold H. Snider, the president of the general partner of each of the foregoing entities. There are no relationships between Deerfield Management Company, L.P., on the one hand, and our officers and directors, on the other hand.

(5)	The information in the table and this note is derived from Schedule 13G filed with the SEC on February 14, 2005. There are no relationships between Wellington Management Company, LLP, on the one hand, and our officers and directors, on the other hand.

(6)	The information in the table and this note is derived from Schedule 13G filed with the SEC on February 15, 2005. Consists of 1,159,241 shares of common stock held by Care Capital Investments II, LP and 79,529 shares of common stock held by Care Capital Offshore Investments II, LP. Care Capital II, LLC is the general partner of Care Capital Investments II, LP and Care Capital Offshore Investments II, LP. Care Capital, LLC is the management company of Care Capital II, LLC and as a result, Care Capital, LLC has the ultimate power to vote or direct the vote and to dispose or direct the disposition of such shares. Argeris N. Karabelas, Ph.D., an operating partner at Care Capital and a member of our board of directors, disclaims beneficial ownership over the shares held by Care Capital, LLC, except to the extent of his pecuniary interest therein, if any. Other than with respect to Dr. Karabelas, there are no relationships between Care Capital, LLC, on the one hand, and our officers and directors, on the other hand.

(7)	Includes 238,744 shares held of record in a family trust dated January 30, 2002, of which Dr. Xanthopoulos is the Trustee. Includes 180,149 shares subject to options exercisable within 60 days of February 28, 2005. Includes 6,142 shares held by a family member of Dr. Xanthopoulos.

(8)	Includes 14,564 shares of common stock held of record in a family trust, of which Dr. Worland, Ph.D. is a trustee. Includes 152,580 shares subject to options exercisable within 60 days of February 28, 2005.

(9)	Includes 14,564 shares of common stock held of record in a family trust, of which Mr. Kamdar is a trustee. Includes 65,972 shares subject to options exercisable within 60 days of February 28, 2005.

(10)	Includes 23,429 shares of common stock held of record in a family trust, of which Dr. Averett is a trustee. Includes 93,868 shares subject to options exercisable within 60 days of February 28, 2005. Includes 400 shares held by a family member of Dr. Averett.

(11)	Includes 21,647 shares subject to options exercisable within 60 days of February 28, 2005.

(12)	Includes 6,944 shares subject to options exercisable within 60 days of February 28, 2005. All shares indicated as beneficially owned by Jason S. Fisherman, M.D., are included because of his association with funds affiliated with Advent International. Includes 918 shares of common stock held of record by Advent International Investors II Limited Partnership, 17,819 shares of common stock held of record by Advent Partners Limited Partnership, 81,515 shares of common stock held of record by Advent Performance Materials Limited Partnership, 252,282 shares of common stock held of record by Rovent II Limited Partnership, 22,050 shares of common stock held of record by Golden Gate Development & Investment Limited Partnership, for which Dr. Fisherman disclaims beneficial ownership except for any shares which are indirectly beneficially owned as a limited partner of Advent Partners Limited Partnership. Dr. Fisherman is a partner at Advent International Corporation and a member of our board of directors. Advent International Corporation is the general partner of Rovent II Limited Partnership, Advent Performance Materials Limited Partnership, Advent Partners Limited Partnership, Advent International Investors II Limited Partnership and Golden Gate Development & Investment Limited Partnership.

(13)	Includes 6,944 shares subject to options exercisable within 60 days of February 28, 2005. Dr. Papadopoulos is a Vice Chairman of SG Cowen Securities Corporation. Dr. Papadopoulos has

granted an irrevocable proxy to vote all shares of common stock now or hereafter owned by him strictly in proportion to the votes cast or the written consents executed by all of our other stockholders. The shares of common stock deemed to be beneficially owned by Dr. Papadopoulos exclude the 2,057,988 shares described in note (1) above held by the entities related to SG Cowen, for which Dr. Papadopoulos disclaims beneficial ownership except to the extent of his pecuniary interest therein, if any.

(14)	Includes 6,944 shares subject to options exercisable within 60 days of February 28, 2005.

(15)	Includes 6,944 shares subject to options exercisable within 60 days of February 28, 2005. 374,584 of the shares of common stock that are indicated as beneficially owned by Dr. Cohen are included because of his association with funds affiliated with Advent International Corporation. Includes 918 shares of common stock held of record by Advent International Investors II Limited Partnership, 17,819 shares of common stock held of record by Advent Partners Limited Partnership, 81,515 shares of common stock held of record by Advent Performance Materials Limited Partnership, 252,282 shares of common stock held of record by Rovent II Limited Partnership, 22,050 shares of common stock held of record by Golden Gate Development & Investment Limited Partnership, for which Dr. Cohen disclaims beneficial ownership. Dr. Cohen is a partner at Advent International Corporation and a member of our board of directors. Advent International Corporation is the general partner of Rovent II Limited Partnership, Advent Performance Materials Limited Partnership, Advent Partners Limited Partnership, Advent International Investors II Limited Partnership and Golden Gate Development & Investment Limited Partnership.

(16)	Includes 5,555 shares subject to options exercisable within 60 days of February 28, 2005.

(17)	Includes 1,159,241 shares of common stock held by Care Capital Investments II, LP and 79,529 shares of common stock held by Care Capital Offshore Investments II, LP. Care Capital II, LLC is the general partner of Care Capital Investments II, LP and Care Capital Offshore Investments II, LP. Care Capital, LLC is the management company of Care Capital II, LLC and as a result, Care Capital, LLC has the ultimate power to vote or direct the vote and to dispose or direct the disposition of such shares. Argeris N. Karabelas, Ph.D., an operating partner at Care Capital and a member of our board of directors, disclaims beneficial ownership over the shares held by Care Capital, LLC, except to the extent of his pecuniary interest therein, if any. Includes 6,944 shares subject to options exercisable within 60 days of February 28, 2005.

(18)	Includes 7,353 shares subject to options exercisable within 60 days of February 28, 2005.

(19)	Includes 5,555 shares subject to options exercisable within 60 days of February 28, 2005.

(20)	Includes 587,873 shares subject to options exercisable within 60 days of February 28, 2005.

Section 16(A) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
      To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with; except that one report covering one transaction was filed late by Heidi Henson, our former Director of Finance, one report covering one transaction was filed late by Kleanthis G. Xanthopoulos, Ph.D, our President and Chief Executive Officer, one report covering one transaction was filed late by Steve Worland, Ph.D., our Executive Vice President of Research and Development, one report covering one transaction was filed late by Michael J. Kamdar, our Senior Vice President of Corporate Development and Finance, one report covering one transaction was filed late by George A. Scangos Ph.D., a member of our Board of Directors, one amended initial report of ownership was filed late by Douglas E.

Williams, Ph.D., a member of our Board of Directors, and an initial report of ownership was filed late by Steven H. Holtzman, a member of our Board of Directors.
Compensation of Directors
      We currently do not pay any cash compensation to our directors. Directors are reimbursed for reasonable out-of-pocket expenses in connection with attending meetings of our board of directors and committees of the board of directors.
      In conjunction with our initial public offering, we adopted our 2004 Non-Employee Directors’ Stock Option Plan which provides for the automatic grant of options to purchase 20,000 shares of common stock to non-employee directors who join the Board of Directors, and annual grants of 5,000 shares of our common stock to each of our non-employee directors, which in each case shall vest monthly over three years. In addition, all of our directors are eligible to participate in our 2004 Equity Incentive Plan, and our employee director are eligible to participate in our 2004 Employee Stock Purchase Plan.
      In August 2004, we granted options to purchase 25,000 shares of our common stock to each of Steven H. Holtzman and Douglas E. Williams, Ph.D. upon their joining of our Board of Directors. 20,000 of the options were granted from our 2004 Non-Employee Directors’ Stock Option Plan and the remaining 5,000 were granted from our 2004 Equity Incentive Plan. All of these options vest monthly over three years.
Compensation of Executive Officers
Summary of Compensation
      The following table shows for the fiscal years ended December 31, 2004, 2003 and 2002, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2004 (the “Named Executive Officers”):
Summary Compensation Table

					Long-Term
					Compensation

		Annual Compensation			Securities
					Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)		Options (#)	Compensation(2)

Kleanthis G. Xanthopoulos, Ph.D.	2004	$330,000	$175,000		301,470	$—
President and Chief Executive	2003	330,000	150,000		176,471	169,382	(3)
Office and Director	2002	315,000	120,000		—	100,000	(4)
Stephen T. Worland, Ph.D.	2004	235,000	90,000		136,275	—
Executive Vice President,	2003	235,000	85,000		70,588	—
Research and Development	2002	225,000	72,000		—	50,000	(4)
Michael J. Kamdar	2004	202,788	110,000	(5)	122,550	—
Senior Vice President, Corporate	2003	190,000	38,000		21,569	—
Development and Finance	2002	169,951	40,000		—	—
Devron R. Averett, Ph.D.	2004	211,250	65,000		149,020	—
Chief Scientific Officer	2003	205,000	45,000		19,773	—
	2002	200,000	45,000		—	—
Elizabeth E. Reed, J.D.	2004	145,000	35,000		45,686	—
Senior Director, Legal Affairs and	2003	145,000	36,000		8,824	—
Secretary	2002	130,000	32,500		—	—

(1)	These amounts represent bonuses earned during the fiscal year ended December 31, 2004, 2003 and 2002, respectively. Annual bonuses earned during a fiscal year are paid in the first quarter of the subsequent fiscal year.

(2)	In accordance with the rules of the Securities and Exchange Commission, or SEC, the other annual compensation described in this table does not include various perquisites and other personal benefits received by a named executive officer that do not exceed the lesser of $50,000 or 10% of such officer’s salary and bonus disclosed in this table.

(3)	Represents forgiveness of principal and interest on $147,500 loan.

(4)	These amounts represent special performance-based cash bonuses paid to Dr. Xanthopoulos and Dr. Worland in 2002.

(5)	Of the total bonus paid in 2004 to Mr. Kamdar, $20,000 was paid in February 2004 related to his promotion to Senior Vice President, Corporate Development and Finance and $90,000 was paid in January 2005 for services performed in 2004.
Stock Option Grants in Last Fiscal Year
      The following table sets forth information regarding grants of stock options to each of the named executive officers during 2004. During the fiscal year ended December 31, 2004, we granted stock options to purchase 1,451,947 shares of our common stock under our 2002 Equity Incentive Plan, 2004 Equity Incentive Plan and 2004 Non-Employee Directors’ Stock Option Plan including grants to executive officers. All options were granted at the fair market value of our common stock as determined by our board of directors or compensation committee, as applicable, on the date of grant. Generally for option grants to employees and officers, 25% of the shares subject to options vest one year from the date of grant and the remainder of the shares vest in equal monthly installments over the 36 months thereafter. Options expire ten years from the date of grant.

	Individual Grants

			Percentage			Potential Realizable Value at
	Number of		of Total			Assumed Annual Rate of
	Securities		Options			Stock Price Appreciation for
	Underlying		Granted to	Exercise		Option Term
	Options		Employees	Price per	Expiration
Name	Granted		in 2004	Share	Date	5%		10%

Kleanthis G. Xanthopoulos, Ph.D.	176,470	(1)	13.3%	$2.95	1/14/14	$1,491,571	(6)	$2,683,438	(6)
	125,000	(2)	9.4%	5.30	9/30/14	416,498	(7)	1,055,405	(7)
Stephen T. Worland, Ph.D.	86,275	(1)	6.5%	2.95	1/14/14	729,219	(6)	1,311,915	(6)
	50,000	(2)	3.8%	5.30	9/30/14	166,599	(7)	422,162	(7)
Michael J. Kamdar	29,412	(1)	2.2%	2.95	1/14/14	248,598	(6)	447,245	(6)
	43,138	(3)	3.2%	2.95	2/19/14	364,614	(6)	655,965	(6)
	50,000	(2)	3.8%	5.30	9/30/14	166,600	(7)	422,163	(7)
Devron R. Averett, Ph.D.	49,020	(1)	3.7%	2.95	1/14/14	414,330	(6)	745,408	(6)
	100,000	(4)	7.5%	5.30	9/30/04	333,198	(7)	844,324	(7)
Elizabeth E. Reed, J.D.	15,686	(1)	1.2%	2.95	1/14/14	132,582	(6)	238,524	(6)
	30,000	(5)	2.3%	7.00	12/14/14	132,022	(7)	334,544	(7)

(1)	Represents stock option grant in January 2004 for services performed in 2003.

(2)	Represents stock option grant in September 2004 for services performed in 2004.

(3)	Represents stock option grant in February 2004 related to promotion to Senior Vice President, Corporate Development and Finance.

(4)	Represents stock option grant in September 2004 for services performed in 2004 and for promotion to Chief Scientific Officer.

(5)	Represents stock option grant in December 2004 for services performed in 2004.

(6)	Potential realizable value is based upon the initial public offering price of our common stock of $7.00. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts per share representing hypothetical gains are those that could be achieved if options are exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC based upon the initial public offering price of $7.00 per share and do not represent our estimate or projection of the future stock price.

(7)	Potential realizable value is based upon the fair market value of the Company’s common stock on the date of grant determined by the closing price on the day prior to grant on the Nasdaq National Market, less the exercise price.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table sets forth the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2004 by each of the named executive officers. The value of unexercised in-the-money options at December 31, 2004, is calculated based on the closing sale price per share of our Common Stock on December 31, 2004 (the last trading day of fiscal year 2004) on the Nasdaq National Market of $7.49, less the per share exercise price, multiplied by the number of shares issued upon exercise of the options, without taking into account any taxes that may be payable in connection with the option exercise. Options shown as exercisable in the table below are immediately exercisable, but we have the right to purchase the shares of unvested common stock underlying some of these options upon termination of the holder’s employment with us.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		December 31, 2004		December 31, 2004
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Kleanthis G. Xanthopoulos, Ph.D.	—	$—	150,736	327,205	$610,481	$1,031,430
Stephen T. Worland, Ph.D.	24,789	173,523	131,338	246,814	531,918	882,097
Michael J. Kamdar	—	—	46,528	136,807	188,438	436,568
Devron R. Averett, Ph.D.	8,666	60,662	88,134	144,542	75,677	350,395
Elizabeth E. Reed, J.D.	—	—	18,616	47,659	75,395	71,519

(1)	Shares acquired on exercise during 2004 were exercised prior to March 25, 2004, the date of our initial public offering, the value realized is calculated based upon the initial public offering price of our common stock of $7.00, less the exercise price, prior to our initial public offering.
Employment Severance and Change-in-Control Agreements

Agreements Relating to Severance Arrangements
      In June 2000, we entered into a letter agreement relating to severance arrangements with Kleanthis G. Xanthopoulos, Ph.D., our President and Chief Executive Officer and a director. The agreement provides that Dr. Xanthopoulos is an at will employee, which means he or we can terminate his employment at any time, with or without cause. The agreement also provides that Dr. Xanthopoulos is entitled to an amount equal to 12 months of his base salary, payable in a lump sum, following the termination of his employment if we terminate his employment other than for cause (as defined in the agreement) or if Dr. Xanthopoulos terminates his employment with us as a result of a constructive termination (as defined in the agreement). Alternatively, if within two years of the date on which we experience a change of control (as defined in the agreement), we terminate Dr. Xanthopoulos other than for cause or if Dr. Xanthopoulos terminates his employment with us as a result of a constructive termination, he will be entitled to a lump sum payment equal to (i) the greater of 18 months of his annual base salary at the time of the termination or 150% of his annual base salary immediately prior to the change of control, plus (ii) the greater of 100% of his target bonus in effect immediately prior to the change of control or an average of the his three most recent bonuses prior to the termination.

      A termination entitling Dr. Xanthopoulos to a severance payment described above will also entitle Dr. Xanthopoulos and his family to full coverage for one year (or 18 months if the termination occurs following a change in control) under our employee welfare benefit plans and any other employee benefit program or arrangement in which he was entitled to participate prior to his termination. Further, upon termination of Dr. Xanthopoulos by us other than for cause or by him as a result of a constructive termination, all of Dr. Xanthopoulos’ unvested stock options would vest and become immediately exercisable, and all of his stock options would remain exercisable for the full term of such options. In addition, Dr. Xanthopoulos would be entitled to reasonable outplacement services for a period of six months at our expense.
      In June 2000, we entered into a letter agreement relating to severance arrangements with Devron R. Averett, Ph.D., our Chief Scientific Officer. The agreement provides that Dr. Averett is an at will employee and is entitled to an amount equal to nine months of his base salary, payable in a lump sum, following the termination of his employment if we terminate his employment other than for cause (as defined in the agreement) or if Dr. Averett terminates his employment with us as a result of a constructive termination (as defined in the agreement). Alternatively, if within two years of the date on which we experience a change of control (as defined in the agreement), we terminate Dr. Averett other than for cause or if Dr. Averett terminates his employment with us as a result of a constructive termination, he will be entitled to a lump sum payment equal to (i) the greater of 12 months of his annual base salary at the time of the termination or his annual base salary immediately prior to the change of control, plus (ii) the greater of 100% of his target bonus in effect immediately prior to the change of control or an average of the his three most recent bonuses prior to the termination.
      A termination entitling Dr. Averett to a severance payment described above will also entitle Dr. Averett and his family to full coverage for nine months (or 12 months if the termination occurs following a change in control) under our employee welfare benefit plans and any other employee benefit program or arrangement in which he was entitled to participate prior to his termination. Further, upon termination of Dr. Averett by us other than for cause or by him as a result of a constructive termination, all of Dr. Averett’s unvested stock options would vest and become immediately exercisable, and all of his stock options would remain exercisable for the full term of such options. In addition, Dr. Averett would be entitled to reasonable outplacement services for a period of six months at our expense.
      In November 2003, we entered into letter agreements relating to severance arrangements with Stephen T. Worland, Ph.D., our Executive Vice President of Research and Development, Michael J. Kamdar, our Senior Vice President, Corporate Development and Finance and Elizabeth E. Reed, our Senior Director, Legal Affairs and Secretary. These agreements provide that each of Dr. Worland, Mr. Kamdar and Ms. Reed, as applicable, is an at will employee and is entitled, in the case of Dr. Worland or Mr. Kamdar, to an amount equal to 12 months of his base salary, or in the case of Ms. Reed, six months of her base salary, payable in a lump sum, following the termination of his or her employment if we terminate his or her employment other than for cause (as defined in the agreements) or if Dr. Worland, Mr. Kamdar or Ms. Reed, as applicable, terminates his or her employment with us as a result of a constructive termination (as defined in the agreements). A termination entitling Dr. Worland, Mr. Kamdar or Ms. Reed to a severance payment described above will also entitle Dr. Worland and his family, Mr. Kamdar and his family or Ms. Reed and her family, as the case may be, to full coverage for nine months under our employee welfare benefit plans and any other employee benefit program or arrangement in which he or she was entitled to participate prior to his or her termination. Dr. Worland, Mr. Kamdar or Ms. Reed, as applicable, also would be entitled to reasonable outplacement services for a period of six months at our expense. In addition, in the event we experience a change of control (as defined in the agreements), and we terminate Dr. Worland, Mr. Kamdar or Ms. Reed’s employment, as applicable, other than for cause or Dr. Worland, Mr. Kamdar or Ms. Reed, as applicable, terminates his or her employment with us as a result of a constructive termination, the unvested portion of their respective outstanding stock options (except as described below) would vest and become immediately exercisable. In addition, pursuant to the terms of an offer letter between Dr. Worland and us dated in February 2001, in the event we experience a change of control (as defined in the agreements), the unvested portion of Dr. Worland’s initial stock option grant to purchase 196,078 shares of our common stock would vest and become immediately exercisable. Pursuant to the terms of an offer letter between Mr. Kamdar and us dated in

March 2001, in the event we experience a change of control, the unvested portion of Mr. Kamdar’s initial stock option grant to purchase 39,216 shares of our common stock would vest and become immediately exercisable. Pursuant to the terms of an offer letter between Ms. Reed and us dated in October 2001, in the event we experience a change of control, the unvested portion of Ms. Reed’s initial stock option grant to purchase 11,765 shares of our common stock would vest and become immediately exercisable.
      These letter agreements relating to severance arrangements do not provide a specific term but govern the employment arrangement between each of Dr. Xanthopoulos, Dr. Averett, Dr. Worland, Mr. Kamdar and Ms. Reed, as applicable, and us during their employment with us.
REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(3)
      The Compensation Committee of the Board of Directors is responsible for setting and administering the policies which govern annual executive salaries, potential bonuses and stock option grants. The Company’s compensation programs are designed to provide a competitive level of total compensation and include significant incentive and equity ownership opportunities tied to the Company’s performance. The Compensation Committee is currently composed of three independent directors: Drs. Cohen, Fisherman and Karabelas.
      Compensation Philosophy. The Company’s overall executive compensation philosophy is based on the following principles:

(a) to offer competitive levels of total compensation that will facilitate the Company’s ability to recruit, hire, and retain critical talent;

(b) to encourage executives to attain exceptional results for the Company in all facets of the business;

(c) to structure equity-based plans that balance the relationship between executive compensation and the creation of stockholder value in order to achieve the unification of the financial interests of executives and stockholders; and

(d) to offer a compensation program that rewards individual involvement and participation as well as comprehensive business results.
      Compensation Program. The Compensation Committee is responsible to act on behalf of the Board of Directors in fulfilling the Board of Directors’ responsibilities to oversee the Company’s compensation policies, plans and programs, to review and determine the compensation of all executive officers of the Company, and to review general policies relating to compensation and benefits of employees of the Company. The Compensation Committee is also responsible for the administration of the 2004 Equity Incentive Plan (the “2004 Option Plan”). There are three major components to the Company’s executive compensation: base salary, potential annual cash bonus and potential long-term compensation in the form of stock options. The Compensation Committee considers the total current and potential compensation of each executive officer in establishing each element of compensation.

Base Salary. The policy of the Compensation Committee is to offer sufficient compensation to recruit, hire, and retain critical talent. To meet this goal, initial salaries are based on negotiations between the particular executive officer and the Chief Executive Officer, as approved by the Compensation Committee. This review takes into account the candidate’s experience and credentials and current market rate of salaries. The Compensation Committee is responsible for the annual review of the base salaries of the Company’s executive officers, where there is generally an anticipated annual increase on this base salary. The 2004 executive salaries reflect a salary freeze from 2003 to 2004, agreed to by the executives

      3 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

in light of the Company’s then pending initial public offering. Accordingly, other than two promotional salary increases, the executives’ base salaries did not increase from 2003 to 2004. The Compensation Committee reviews general industry survey information for competitive companies and focuses on information relating to compensation levels for comparable positions as well as the compensation levels of other executive officers in the Company. In addition, compensation and benefit consultants may, from time to time, be hired by the Compensation Committee to assist in developing and reviewing overall salary policies and structures. Individual executive officer base compensation may vary based on the assessment of individual performance, seniority in position and salary relative to internal and external equity.

Cash Bonus. The Compensation Committee annually reviews each executive officer’s potential bonus by taking into account the position of the executive officer and the performance of the Company as well as the individual and his or her respective department. Payment of cash bonuses is tied to the attainment of corporate milestones and to each individual officer’s annual performance review. Additionally, cash bonuses may be paid in connection with an executive’s promotion, depending on the total mix of compensation (including base salary and stock options) at such time.

Stock Options. The Company’s 2004 Equity Incentive Plan provides for the issuance of stock options to officers and employees of the Company to purchase shares of common stock. The shares are purchased at an exercise price equal to the fair market value of such stock on the date of grant. Stock options are granted to the Company’s executive officers and other employees, both as a reward for past individual and corporate performance as well as a long-term incentive for future performance. The Compensation Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the value of the Company’s equity as well as encouraging executives to remain employed by the Company.

The Company provides benefits to the executive officers that are generally available to all employees of the Company. Executive officers, as are virtually all other employees of the Company, are also eligible to participate in the Company’s Employee Stock Purchase Plan. The purchase plan generally permits participants to purchase shares of our common stock at a discount of 15% from the fair market value at the beginning or end of the applicable purchase periods as required under the purchase plan.

Compensation for the Chief Executive Officer. Dr. Xanthopoulos is eligible to participate in the same executive compensation plans available to the Company’s other executive officers. In determining Dr. Xanthopoulos’ compensation for 2004, the Compensation Committee reviewed and considered his historical compensation level, the number and nature of the transactions entered into by the Company, the achievement of key scientific and research goals as well as the compensation levels of other executives in peer companies. In addition, the Compensation Committee took into account Dr. Xanthopoulos’ and the other executive officers’ agreement to forego base salary increases for 2004. Accordingly, the Compensation Committee determined that it was appropriate to maintain Dr. Xanthopoulos’ base salary during 2004 at $330,000. For his performance during 2004, including an assessment of the above factors and the completion of the Company’s initial public offering in March 2004, the Compensation Committee awarded Dr. Xanthopoulos a bonus of $175,000 and granted Dr. Xanthopoulos a stock option to purchase an aggregate of 125,000 shares of common stock and set his salary for 2005 at $360,000. The Compensation Committee believes that the salary, bonus and long-term incentive compensation paid to Dr. Xanthopoulos for the fiscal year ended December 31, 2004 were appropriate based on the above factors.
      Section 162(m) of The Internal Revenue Code Limitations on Executive Compensation. Section 162(m) of the Internal Revenue Code (the “Code”) generally limits the tax deductions a public corporation may take for compensation to its Named Executive Officers to $1 million per executive per year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company’s 2004 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant constitute “performance-based compensation.” The Com-

pany’s stockholders previously approved this plan which exempts any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option from the application of Section 162(m).
      Conclusion. It is the opinion of the Compensation Committee that the aforementioned compensation policies and structures provide the necessary incentives to properly align the Company’s corporate economic performance and the interests of the Company’s stockholders with progressive, balanced and competitive executive total compensation practices in an equitable manner.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Charles Cohen, Ph.D.
Jason Fisherman, M.D.
Argeris N. “Jerry” Karabelas, Ph.D.
Compensation Committee Interlocks and Insider Participation
      During 2004, Dr. Fisherman, Dr. Cohen and Dr. Karabelas served as members of our compensation committee. None of the members of the compensation committee were officers or employees of Anadys. During 2004, none of our executive officers served as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Performance Measurement Comparison(1)
      The following graph shows the total stockholder return of an investment of $100 in cash on March 29, 2004 (i) the Company’s common stock, (ii) the Nasdaq Composite Index (the “Nasdaq”) and (iii) the AMEX Biotechnology Index (the “BTK”). All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month:
      Comparison of Cumulative Total Return on Investment(1) since Anadys’ Initial Public Offering:
Comparison of Cumulative Total Return on Investment
Since March 29, 2004

	3/29/2004	12/31/2004

Anadys Pharmaceuticals, Inc.	$100.00	$105.20

NASDAQ Composite Index	100.00	109.18

NASDAQ Biotechnology Index	100.00	99.25

(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Certain Transactions
Other Transactions
      We have entered into indemnity agreements with our directors and executive officers for the indemnification and advancement of expenses to these persons to the fullest extent permitted by law.
Householding of Proxy Materials
      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are Anadys stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Anadys Pharmaceuticals, Inc., Peter DeSpain, Manager — Corporate Communications, 3115 Merryfield Row, San Diego, California 92121 or contact Peter DeSpain at (858) 530-3600. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
ANNUAL REPORT
      Our Annual Report for the fiscal year ended December 31, 2004 will be mailed to stockholders of record as of April 15, 2005. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.
      For any person who was a beneficial owner of our common stock on the Record Date, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Anadys Pharmaceuticals Inc., 3115 Merryfield Row, San Diego, California 92121, Attention: Investor Relations.
Other Matters
      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Elizabeth E. Reed

Elizabeth E. Reed
Secretary
April 26, 2005

APPENDIX A
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF ANADYS PHARMACEUTICALS, INC.
Purpose and Policy
      The primary purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Anadys Pharmaceuticals, Inc. (the “Company”) shall be to act on behalf of the Company’s Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services (the “Auditors”). The Committee shall also provide oversight assistance in connection with the Company’s legal and ethical compliance programs as established by management and the Board.
      The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Committee, the Auditors and the Company’s financial management.
Composition
      The Committee shall consist of at least three members of the Board of Directors. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq. At least one member shall satisfy the applicable Nasdaq financial sophistication requirements applicable to the Committee as in effect from time to time, when and as required by Nasdaq. The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The Committee’s chairperson shall be designated by the Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.
Meetings and Minutes
      The Committee shall hold such regular or special meetings as its members deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting.
Authority
      The Committee shall have authority to appoint, determine compensation for, at the expense of the Company, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill its responsibilities under this charter. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants. The operation of the Committee shall be subject to (i) the Bylaws of the Company and (ii) Section 141 of the Delaware General Corporation Law, each as may be in effect from time to time. The approval of this Audit Committee Charter shall be construed as a delegation of authority to the Committee with respect to the responsibilities set forth herein.
Responsibilities
      The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation, retention and oversight of the work of the Auditors, who shall report directly and be accountable to the Committee. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement and/or deviate from these activities as appropriate under the circumstances, except as otherwise required by law or the applicable rules or regulations of Nasdaq:

1. Evaluation and Retention of Auditors. To evaluate the performance of the Auditors, to assess their qualifications (including without limitation their internal quality control procedures and any material issues raised by the Auditors’ most recent internal quality control or peer review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year.

2. Approval of Audit Engagements. To determine and approve engagements of the Auditors, prior to commencement of such engagements, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid, at the Company’s expense, to the Auditors and the negotiation and execution, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws, rules and regulations, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

3. Approval of Non-Audit Services. To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4. Audit Partner Rotation. To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

5. Auditor Conflicts. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard No. 1, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

6. Former Employees of Auditor. To consider and, if deemed appropriate, adopt a policy regarding Committee preapproval of employment by the Company of individuals employed or formerly employed by the Auditors and engaged on the Company’s account.

7. Audited Financial Statement Review. To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the

Securities and Exchange Commission (the “SEC”) and to recommend whether or not such financial statements should be so included.

8. Annual Audit Results. To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and any adjustments proposed but not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

9. Quarterly Results. To review and discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the SEC of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

10. Management’s Discussion and Analysis. To review and discuss with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the SEC.

11. Press Releases. To review and discuss with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

12. Accounting Principles and Policies. To review and discuss with management and the Auditors, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies and practices available under GAAP related to material items that have been discussed with management and any other significant reporting issues and judgments.

13. Risk Assessment and Management. To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

14. Management Cooperation with Audit. To evaluate the cooperation received by the Auditors during their audit examination, including a review with the Auditors of any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.

15. Management Letters. To review and discuss with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

16. National Office Communications. To review and discuss with the Auditors communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement.

17. Disagreements Between Auditors and Management. To review and discuss with management and the Auditors any material conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any conflicts or disagreements regarding financial reporting.

18. Internal Control Over Financial Reporting. To confer with management and the Auditors regarding the design, scope, adequacy and effectiveness of internal control over financial reporting.

19. Separate Sessions. Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

20. Correspondence with Regulators. To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports, or any other externally distributed documents that incorporate audited or unaudited financial data or that raise material issues regarding the Company’s financial statements or accounting policies.

21. Complaint Procedures. To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22. Regulatory and Accounting Initiatives. To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

23. Ethical Compliance. To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws, rules and regulations, as well as to its Code of Business Conduct and Ethics, its Policy and Procedures for Reporting Complaints and any other compliance programs or policies that the Company may adopt, including review and approval of related-party transactions as required by Nasdaq rules.

24. Investigations. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

25. Proxy Report. To prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

26. Annual Charter Review. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

27. Report to Board. To report to the Board with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

28. Annual Committee Evaluation. To conduct an annual evaluation of the performance of the Committee.

29. General Authority. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.
      It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

Anadys Pharmaceuticals, Inc.

☐ Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

The Board of Directors recommends a vote FOR the nominees for Director listed below.

Proposal 1: To elect the following directors to serve as directors until the 2008 Annual Meeting of Stockholders of the Company and until their successors have been duly elected and qualified.

	For	Withhold

01 — Steven H. Holtzman	☐	☐

02 — Kleanthis G. Xanthopoulos, Ph.D.	☐	☐

B Ratification of Selection of Independent Registered Public Accounting Firm

The Board of Directors recommends a vote FOR Proposal 2.

For	Against	Abstain

☐	☐	☐

Proposal 2: To ratify appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005.

C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1 — Please keep signature within the box

Signature 2 — Please keep signature within the box

Date (mm/dd/yyyy)

Proxy — Anadys Pharmaceuticals, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2005

The undersigned hereby appoints Kleanthis G. Xanthopoulos, Ph.D. and Michael J. Kamdar, and each of them, with full power of substitution to represent the undersigned and to vote all shares of common stock of Anadys Pharmaceuticals, Inc. (“Anadys”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Anadys to be held at the Hilton La Jolla Torrey Pines, 10950 North Torrey Pines Road, La Jolla, California 92037, June 3, 2005 at 9 a.m., local time, and at any and all postponements, continuations and adjournments thereof, (1) as hereinafter specified upon the proposals listed below and (2) in their discretion, upon such other matters as may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

(Continued on the other side)